Exhibit 10.33

PERFORMANCE FOOD GROUP COMPANY

May 4, 2004

Mr. C. Michael Gray

Dear Michael:

This letter ("Agreement") summarizes the terms regarding your resignation as an officer and director of Performance Food Group Company (the "Company") effective as of March 4, 2004 and your voluntary termination of employment with the Company as of May 4, 2004 (the "Separation Date").

  RESIGNATION. As of March 4, 2004, you resigned as a member of the Board of Directors of the Company and all of its subsidiaries of which you are a Board member and your positions as President and Chief Executive Officer of the Company and all offices you hold with all subsidiaries of the Company. You hereby voluntarily terminate your employment with the Company on the Separation Date.

  MINIMUM BENEFITS. You are already eligible to receive the following separation benefits:

    Accrued Salary. On the Separation Date, the Company will pay you your accrued salary and unused vacation time as of the Separation Date, subject to standard deductions and withholdings.

    Reimbursement of Expenses. The Company will reimburse reasonable and necessary business expenses incurred by you through the Separation Date, if any.

    Post-Employment Health Benefits. On the Separation Date, the Company will provide you with information from the Company describing your eligibility for continuing health insurance coverage.

    Stock Options. As set forth on Exhibit A hereto, 230,202 options granted to you by the Company pursuant to the 1993 Employee Stock Incentive Plan will have vested as of the Separation Date. These options shall be governed by the stock option agreement entered into by you and the Company and the stock option plan pursuant to which such options were granted, and nothing herein shall be deemed to modify such stock option arrangement. You acknowledge that you must exercise the vested options listed on Exhibit A on or before the Separation Date and that the options listed on Exhibit A and any unvested options held by you and not listed on Exhibit B (which includes a grant of 150,000 options made on August 9, 2001) will terminate on the Separation Date.

    Rights Under Other Benefit Plans. You will be entitled to any accrued benefits and any other benefits required to be provided to you upon your resignation as set forth in the Company's Employee Stock Purchase Plan and Employee Savings and Stock Ownership Plan. In addition, the Company will cooperate with you to facilitate the rollover of your investments in the Company's 401(k) Plan.

    Return of Company Property. You must return on the Separation Date all Company property in your possession or control and leave intact all electronic Company documents, including those which you developed or help develop during your employment.

  ADDITIONAL BENEFITS FOR RELEASE & OTHER AGREEMENTS. In recognition of your 29 years of service with the Company, and as consideration for the release, non-compete, non-solicitation and other agreements by you contained herein, you will receive the following additional benefits. By signing and returning this Agreement, you will be entering into a binding agreement with the Company, including the release of claims as described herein. Therefore, you are advised to consult with your attorney before signing this Agreement.

    Additional Severance Benefits.

      Following your execution of this letter, the Company will pay you severance payments equal to $75,000 per month for thirty (30) months. The severance benefit payments shall be made the 15th day of each month beginning May 15, 2004, and shall be subject to applicable tax deductions and withholdings.

      Following your execution of this letter, the Company will accelerate the vesting of the stock options listed on Exhibit B hereto to the Separation Date and, subject to the following two sentences, shall permit you to exercise the options listed on Exhibit B for the balance of the stated term of each option. In the event that any of such options were designated incentive stock options (as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended), such options shall hereafter be treated by both the Company and you as non-qualified stock options. Notwithstanding the foregoing, in the event of your death before the expiration of the stated term of any option, the legal representatives of your estate or your legatee shall have until the earlier of (i) one year from the date of your death or (ii) until the expiration of the stated term of the option to exercise such option.

      In the event that you elect to receive continuing health insurance coverage pursuant to paragraph B(3) above, then the Company will pay the cost of that coverage for a period not to exceed eighteen (18) months following the Separation Date.

      Acknowledgement. The severance benefit payments to be paid pursuant to subsection (a) above; the option acceleration and exercise benefits granted pursuant to subsection (b) above; and any payments made by the Company pursuant to (c) above shall be referred to as the "Severance Benefits." You acknowledge that: (i) the Severance Benefits are compensation and benefits in addition to that to which you would be entitled under the Company's policies and practices and to any rights to which you would have been entitled, but for the execution of this Agreement, under law or pursuant to any agreement between you and the Company, (ii) the Company is providing the Severance Benefits in consideration of your execution of this Agreement and (iii) the Company's obligation to provide any of the Severance Benefits will be conditioned upon your continued observance of this Agreement.

      Indemnification. The Company will indemnify you, to the extent permitted by law, for liability for acts taken or omitted to be taken by you as an officer or director of the Company.

    RELEASE. IN CONSIDERATION OF THE SEVERANCE BENEFITS, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, YOU HEREBY RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY, ITS SUBSIDIARIES, AND THEIR OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, SERVANTS, EMPLOYEES, SHAREHOLDERS, SUCCESSORS, ASSIGNS AND AFFILIATES (COLLECTIVELY "RELEASE PARTIES"), OF AND FROM ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, CAUSES OF ACTION, COSTS, EXPENSES, ATTORNEYS FEES, DAMAGES, INDEMNITIES AND OBLIGATIONS OF EVERY KIND OF NATURE, IN LAW, EQUITY, OR OTHERWISE, KNOWN OR UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED OR UNDISCLOSED, ARISING OUT OF OR IN ANY WAY RELATED TO AGREEMENTS, EVENTS, ACTS OR CONDUCT AT ANY TIME PRIOR TO AND INCLUDING THE SEPARATION DATE, INCLUDING BUT NOT LIMITED TO: ALL SUCH CLAIMS AND DEMANDS DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED WITH YOUR EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT; CLAIMS AND DEMANDS RELATED TO SALARY, BONUSES, COMMISSIONS, STOCK, STOCK OPTIONS, OR ANY OTHER OWNERSHIP INTERESTS IN THE COMPANY, VACATION PAY, FRINGE BENEFITS, HEALTH INSURANCE, EXPENSE REIMBURSEMENTS, SEVERANCE PAY, OR ANY OTHER FORM OF COMPENSATION; CLAIMS PURSUANT TO ANY FEDERAL, STATE OR LOCAL LAW OR CAUSE ACTION INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, 42 U.S.C. §2000E ET SEQ., THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C., §12101 ET SEQ., SECTION 1981 THROUGH 1983 OF TITLE 42 OF THE UNITED STATES CODE, THE REHABILITATION ACT OF 1973, 29 U.S.C. §701 ET SEQ., THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 ET SEQ., THE FAIR CREDIT REPORTING ACT, 15 U.S.C. §1681 ET SEQ., THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 ("ERISA"), 29 U.S.C. §1001 ET SEQ.; OTHER FEDERAL AND STATE EMPLOYMENT, LABOR OR DISCRIMINATION LAWS; TORT LAW; CONTRACT LAW; WRONGFUL DISCHARGE; FRAUD; DEFAMATION; EMOTIONAL DISTRESS; AND BREACH OF THE IMPLIED COVENANT OF GOOD FAITH OR FAIR DEALING.

    Covenants Against Competition; Confidential Information. In consideration of the Severance Benefits, you hereby agree as follows:
      Company Business; Exposure to Confidential Matters. You acknowledge that (i) the Company and its Affiliates (as hereinafter defined) are engaged in the foodservice distribution and fresh-cut produce business (all of which are referred to collectively as the "Company Business") on a nationwide basis and (ii) your work relating to Company Business has brought you into close contact with information regarding the Company and its Affiliates that is not readily available to the public. For purposes of this Agreement, the term "Affiliates" means all persons that, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

      Covenant Not to Compete. Beginning with the Separation Date and continuing for a period of thirty (30) months (the "Restricted Period"), you covenant and agree that you will not, without the prior written consent of the Company, engage in any business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, that is competitive with the Company Business in any market in which the Company currently operates; provided, however, that you may (a) own, directly or indirectly, solely as an investment, securities of any entity if you (i) do not own, directly or indirectly, five percent (5%) or more of any class of the securities of such entity, and (ii) do not participate in the business of such entity, and (b) perform uncompensated services for any tax exempt organization within the meaning of section 170(c) of the Internal Revenue Code. You acknowledge that during your participation in the business of the Company, including your position as President and Chief Executive Officer, you have acquired valuable skills, information, trade secrets and relationships with respect to the Company and its business practices and operations. In view of the foregoing, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained in this Agreement regarding your conduct during the term of this Agreement. You further acknowledge that the Company will suffer irreparable injury if you engage in conduct prohibited by this Agreement. You represent and acknowledge that (i) the markets served by the Company are national in scope and are not dependent on the geographical location of its employees; (ii) your experience and/or abilities are such that observance of the covenants set forth in this Agreement will not cause you any undue hardship nor will they unreasonably interfere with your ability to earn a livelihood; (iii) the covenants and restrictions set forth above are reasonable on their face; and (iv) such restrictions are no greater than is required or reasonable for the protection of the Company. As of the date hereof, you have requested that the Company permit you to serve on the Board of Directors of the entities listed on Exhibit C. The Company hereby grants that request subject to your continuing agreement for the Restricted Period that in serving as a member of the Board of Directors of those entities, you will act only in an advisory capacity and will not take any action as a director of such entity which would be detrimental to the Company, including not disclosing any Confidential Information to such entities. The entities listed on Exhibit C hereto may be amended from time to time upon the mutual written agreement of you and the Company's Chief Executive Officer.
      Confidential Information. You covenant and agree that until the termination of the Restricted Period, you will keep secret and not disclose to any person, other than authorized representatives of the Company and its Affiliates, any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term "Confidential Information" means all secret or confidential information or knowledge pertaining to the Company Business heretofore or hereafter disclosed, communicated or otherwise learned or made known to you, including without limitation trade know-how, trade secrets, customer or similar lists, pricing policies, operational methods, marketing plans or strategies, financial statistics, financial projections and other financial information, business acquisition plans, new personnel acquisition plans, drawings, designs and design projects, inventions, research and developments, projects, and other information, written or oral, marked, identified as or reasonably understood to be confidential at the time of disclosure to you by, through or on behalf of the Company or any of its Affiliates. Notwithstanding the foregoing, information shall not be deemed Confidential Information for purposes of this Agreement to the extent (a) disclosure of such information is required pursuant to applicable law or order of a court or other tribunal; (b) such information is in or subsequently enters the public domain through means other than direct or indirect disclosure in violation of this Agreement; or (c) such information is lawfully received from a third party who is not subject to restriction on further disclosure.
      Employees of the Company and its Affiliates. Without the prior written consent of the Company, you shall not directly or indirectly through any other person hire or solicit for hire any person who is employed by the Company or one of its Affiliates at the Separation Date and who is employed by the Company at the time of such hiring or solicitation; provided, however, nothing in this subsection (d) shall prevent you from hiring an employee of the Company or its Affiliates as a result of such employee's unsolicited response to job advertisements placed in newspapers, magazines or similar media of general circulation to the public.

      Nondisparagement. The parties acknowledge that this Agreement has been negotiated in a spirit of good will and with mutual respect and that future references by either party to the other shall be conducted with the same expectation of truthfulness and good will. The parties agree that no party will make any statements, publicly or otherwise, orally or in writing, disparaging the character, reputation or standing of the other party, the Company's business or any of the Company's officers, employees or directors.

    Remedies. You agree that, in the event that you breach the provisions contained in Section 3 of this Agreement, the Company shall be entitled to seek and recover from you, in addition to any equitable relief to which the Company may be entitled (including, without limitation, the rescission of this Agreement), monetary damages equal to 50% of the Severance Benefits referenced in paragraph 1 above as liquidated damages. The parties hereby agree that at the time this Agreement is executed, the parties anticipate that it would be difficult to determine an amount of damages in the event of the breach of the provisions contained in Section 3, and the parties, therefore, further agree that the foregoing liquidated damages are a reasonable estimate of the Company's damages. In addition, you acknowledge that a violation or attempted violation of any agreement in Section 3 above will cause such damage to the Company as will be irreparable, and accordingly, you agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of such agreements by you. You further agree that the two (2) year period of restriction set forth in Section 3 above shall be tolled as to you during any period of violation thereof by you. Any decision to seek the remedies afforded by this Section 4 shall be made by the Company's Chief Executive Officer.

    Consulting. In consideration for the Severance Benefits provided for herein, you agree to provide consulting services for up to 20 hours per month to answer questions or otherwise assist the Company with respect to Company matters that you have specific information about. To the extent practicable, the Company shall request such assistance in a manner not inconvenient to you, for example, to the extent practicable, such requests will be by telephone, e-mail or fax and the Company will use good faith efforts to not interfere with other employment or consulting that you may obtain. To the extent that you actually perform consulting services for the Company, the Company will pay you an additional $500 per hour for those services performed.

    Acknowledgments. You acknowledge that: (a) you have had twenty-one (21) days in which to consider this Agreement, (b) you have had the opportunity to consult with your own legal counsel prior to signing this Agreement, (c) you have read and understand this Agreement, and (d) that you have executed this Agreement on your own free will and accord, without any duress or undue influence by or on behalf of the Company. You understand that you have the right to revoke this Agreement within seven (7) days of the date you sign it. If, after the expiration of seven (7) days, the Company has not received written notice of such revocation of this Agreement the provisions of this Agreement will become binding and irrevocable. You agree that no payments shall be made hereunder nor shall you exercise any options which vest hereunder until the expiration of such seven (7) day period.

    Nature of Agreement. You and the Company understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company or any other person(s).

    Entire Agreement. This Agreement: (a) constitutes the entire agreement between the parties with respect to its subject matter; (b) is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein; and (c) may not be amended or modified except in a writing signed by you and a duly authorized officer of the Company. The Company agrees that it will pay the expenses associated with the negotiation and execution of this Agreement (including the fees and expenses of your counsel which shall not exceed $300,000 payable by the Company).
    Severability. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

    Governing Law; Legal Expenses Relating to Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. In the event of a dispute between the parties hereto arising out of this Agreement or the enforcement of this Agreement, the prevailing party in such dispute shall be entitled to recover reasonable attorney's fees, costs and expenses from the other party.

    Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by you.

Please contact me directly if you have any questions about the matters covered in this Agreement.

PERFORMANCE FOOD GROUP COMPANY

By: /s/ Robert C. Sledd
Robert C. Sledd

I hereby agree to the terms and conditions set forth above. I intend that this Agreement become a binding agreement between the Company and me.

/s/ C. Michael Gray	Date: May 4, 2004
C. Michael Gray

Exhibit A

Type of Option	Grant Date	Exercise Price	Number Vested as of the Separation Date

NQ	2/7/95	$5.00	22,500
ISO	2/15/96	7.25	13,792
NQ	2/15/96	7.25	23,710
ISO	2/11/98	9.25	10,810
NQ	2/11/98	9.25	63,390
ISO	4/1/99	12.88	7,766
NQ	4/1/99	12.88	19,234
NQ	5/5/99	12.97	3,000
ISO	3/14/00	9.78	10,200
NQ	3/14/00	9.78	55,800

Exhibit B
Type of Option	Grant Date	Exercise Price	Number Vested per the Agreement

NQ	5/2/01	$28.48	750
ISO	5/2/01	28.48	3,500
NQ	5/2/01	28.48	29,500
ISO	2/5/02	36.45	2,740
NQ	2/5/02	36.45	37,260
NQ	2/26/03	31.62	41,838
ISO	2/26/03	31.62	3,162

Exhibit C

Parent Company of Food Services of America

Source Technologies